Exhibit 99

GE HealthCare Names James Saccaro Vice President and Chief Financial Officer

Chicago, IL – May 9, 2023 – GE HealthCare (Nasdaq: GEHC), a leading global precision care innovator, has named James "Jay” Saccaro as vice president and chief financial officer (CFO), succeeding Helmut Zodl who is remaining with the Company to lead special projects regarding separation from GE. These changes will take effect June 1, 2023.

Saccaro joins GE HealthCare from Baxter International, a global medtech leader, where he has been serving as its executive vice president and CFO since 2015. Prior to rejoining Baxter, he was senior vice president and CFO at Hill-Rom Corporation. Saccaro had previously served as corporate vice president and treasurer of Baxter from 2011 to 2013. He originally joined that company in 2002 as manager of strategy for Baxter’s BioScience business, and over the years assumed positions of increasing responsibility, including vice president of financial planning, and vice president of finance for the company’s operations in Europe, Middle East, and Africa. Saccaro received a bachelor’s degree in economics and master’s degree in engineering-economic systems from Stanford University.

“I am excited that Jay has agreed to serve as our CFO, as our company executes on our strategic growth plan and achieves our purpose to create a world where healthcare has no limits and continues to deliver on our promises to customers and shareholders. Jay is a world-class CFO bringing deep knowledge of the medtech and bioscience industries to GE HealthCare, coupled with excellent strategic and operational skills and extensive experience in leading large global organizations,” said GE HealthCare President and CEO Peter Arduini. “I want to thank Helmut for his leadership during the leadup and spin-off from GE and for creating tremendous momentum that we will continue to build on under Jay.”

“I am thrilled to join GE HealthCare and be part of the exciting innovation the company is driving within the precision care space,” said Saccaro. “This is an outstanding team with a clear strategic vision, deep experience, and a commitment to financial discipline. I look forward to leading the finance organization as GE HealthCare executes on its strategy of delivering profitable growth and value creation for shareholders.”

About GE HealthCare Technologies Inc.

GE HealthCare is a leading global medical technology, pharmaceutical diagnostics, and digital solutions innovator, dedicated to providing integrated solutions, services, and data analytics to make hospitals more efficient, clinicians more effective, therapies more precise, and patients healthier and happier. Serving patients and providers for more than 100 years, GE HealthCare is advancing personalized, connected, and compassionate care, while simplifying the patient’s journey across the care pathway. Together our Imaging, Ultrasound, Patient Care Solutions, and Pharmaceutical Diagnostics businesses help improve patient care from diagnosis, to therapy, to monitoring. We are an $18.3 billion business with 50,000 employees working to create a world where healthcare has no limits.

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